Exhibit 10.18m

EMPLOYMENT AGREEMENT

This Employment Agreement, as amended, supplemented or otherwise modified from time to time (this "Agreement") is made as of the 26th day of September, 2005 among (a) Selective Insurance Company of America, a New Jersey corporation with a principal place of business at 40 Wantage Avenue, Branchville, New Jersey 07890 (the "Company"), (b)  Selective Insurance Group, Inc., a New Jersey corporation and the parent corporation of the Company ("Selective"), and (c) Victor N. Daley, an individual residing at Two Sussex Court, Farmington, Connecticut 06032 (the "Executive").

    SECTION 1.   definitions.

        1.1.   Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Agreement" has the meaning given to such term in the preamble hereto.

        "Accounting Firm" has the meaning given to such term in Section 3.6(b) hereof.

        "Board" means the Board of Directors of the Company.

        "Cause" means if the Board shall determine in good faith, by resolution of not less than two-thirds (66.67%) of the entire membership of the Board (excluding the Executive if the Executive is a member of the Board) at a special meeting called for that purpose, which meeting shall be held upon at least seven (7) days notice to the Executive and during which meeting Executive shall have an opportunity to be heard with counsel, that any one or more of the following has occurred:

                (i)   The Executive shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendre to, any felony, or any crime involving moral turpitude (whether or not related to Executive's employment or service with the Company or Selective);

                (ii)   The Executive shall have breached in any material respect any one or more of the provisions of this Agreement, including, without limitation, any failure to comply with the Selective Code of Conduct or other Selective or Company policies, and, to the extent such breach may be cured, such breach shall have continued for a period of thirty (30) days after written notice to the Executive specifying such breach; or

                (iii)   The Executive shall have engaged in misconduct in the performance of the Executive's duties and obligations to the Company which constitutes common law fraud or other gross malfeasance of duty.

            For purposes of clauses (ii) and (iii) of this definition of "Cause," no act, or failure to act, on the part of the Executive shall be considered grounds for "Cause" under such clauses if such act, or such failure to act, was done or omitted to be done based upon express direction given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company.

       "Change in Control" means the occurrence of an event of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act; provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:

                (i)   The acquisition by any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of Selective, of securities of Selective resulting in such person or group being a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty-five percent (25%) or more of any class of Voting Securities of Selective;

                (ii)   The acquisition by any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act or any successor provisions to either of the foregoing), including, without limitation, any current shareholder or shareholders of Selective, of securities of Selective resulting in such person or group being a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of Voting Securities of Selective, if the Selective Board adopts a resolution that such acquisition constitutes a Change in Control;

                (iii)   The sale or disposition of more than fifty percent (50%) of Selective's assets on a consolidated basis, as shown in Selective's then most recent audited consolidated balance sheet;

                (iv)   The reorganization, recapitalization, merger, consolidation or other business combination involving Selective the result of which is the ownership by the shareholders of Selective as constituted immediately before such an occurrence, of less than a majority of those Voting Securities of the resulting or acquiring Person having the power to vote in the elections of the board of directors of such Person following such occurrence;

                (v)  A change in the membership in the Selective Board which, taken in conjunction with any other prior or concurrent changes, results in a majority of the Selective Board's membership being persons not nominated by Selective's management or Selective's Board as set forth in Selective's then most recent proxy statement, excluding changes resulting from substitutions by Selective's Board because of  retirement or death of a director or directors, removal of a director or directors by Selective's Board, or resignation of a director or directors due to demonstrated disability or incapacity; or

                (vi)   Anything in this definition of Change in Control to the contrary notwithstanding, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Executive, or a group of Persons which includes the Executive, acquiring, directly or indirectly, Voting Securities of Selective.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Code of Conduct" has the meaning given to such term in Section 2.3 hereof.

        "Commencement Date" has the meaning given to such term in Section 2.2 hereof.

        "Company" has the meaning given to such term in the preamble hereto and unless the context otherwise dictates, includes any Person which shall succeed to or assume the obligations of the Company hereunder pursuant to Section 5.6 hereof.

        "Determination" has the meaning given to such term in Section 3.6(b) hereof.

        "Disability" means the Executive's physical injury or physical or mental illness which causes him to be absent from his duties with the Company on a full-time basis for a continuous period in excess of the greater of:  (i) the period of disability constituting permanent disability as specified under the Company's long‑term disability insurance coverage applicable to the Executive at the time of the determination of the existence of a Disability (or, if such determination is made after the occurrence of a Change in Control, as specified under the Company's long-term disability insurance coverage applicable to the Executive immediately prior to a Change in Control); or (ii) 180 days, unless within thirty (30) days after a Notice of Termination is thereafter given the Executive shall have returned to the full‑time performance of his duties.

        "Early Termination" has the meaning given to such term in Section 3.2 hereof.

        "Escrow Agent" has the meaning given to such term in Section 3.4(d) hereof.

        "Excise Tax" has the meaning given to such term in Section 3.6(a) hereof.

        "Executive" has the meaning given to such term in the preamble hereto.

        "Extended Benefit Period" has the meaning given to such term in Section 3.3(c)(ii) hereof.

        "Good Reason" means the occurrence of any one or more of the following:

                (i)   Any reduction in the Executive's Salary below the annualized rate in effect on the date preceding the date on which a Change in Control shall have occurred;

                (ii)   (A) A failure by the Company to continue in effect, benefits that are comparable in the aggregate to the benefits the Executive receives under the Company's Plans in which the Executive participates, other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect on the date preceding the date on which a Change in Control shall have occurred, or (B) the taking of any action, or the failure to act, by the Company which would adversely affect the Executive's continued participation in any of such Plans on at least as favorable a basis to him as was the case on the date preceding the date on which a Change in Control shall have occurred or which would materially reduce the Executive's benefits in the future under any such Plans, unless, in any of the cases described in sub‑clauses (A) and (B) of this clause (ii), such failure to continue in effect, taking of any action or failure to act affects all participants of any such Plan generally;

                (iii)   Without the Executive's express prior written consent, the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or any diminution in the Executive's responsibilities as an executive of the Company as compared with those he had as an executive of the Company immediately prior to a Change in Control, or any change in the Executive's titles or office as in effect immediately prior to a Change in Control, or any removal of the Executive from, any of such positions, except in connection with the termination of the Executive's employment for Cause or Disability  or as a result of the Executive's death or the Executive becoming Incompetent or by his termination of his employment other than for Good Reason;

                (iv)   Without the Executive's express prior written consent following a Change in Control, the imposition of a requirement by the Company that the Executive be based at any location in excess of fifty (50) miles from the location of the Executive's office on the date preceding the date on which a Change in Control shall have occurred;

                (v)   Without the Executive's express prior written consent, any reduction in the number of paid vacation days to which the Executive was entitled as of the date preceding the date on which a Change in Control shall have occurred;

                (vi)              A failure by the Company to provide the Executive with office, secretarial, computer and other support services and facilities consistent with his position in the Company and substantially equivalent to those available to the Executive on the date preceding the date on which a Change in Control shall have occurred;

                (vii)   The failure by Selective and/or the Company to obtain from any Person with which either may merge or consolidate or to which either may sell all or substantially all of its assets, the agreement of such Person as set forth in the proviso to Section 5.6 hereof; provided that such merger, consolidation or sale constitutes a Change in Control;

                (viii)   Subsequent to a Change in Control, any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination given in accordance with Section 3.2 hereof;

                (ix)   Whether or not any Change in Control occurs, any material breach by the Company of any of the terms and conditions of this Agreement or any Plans referred to in clause (ii) of this definition of "Good Reason" under which the Executive is entitled to receive benefits, provided, Executive first provides the Company with notice of such material breach and the Company is afforded a reasonable opportunity to cure such breach; or

                (x)   Without the consent of the Executive, any requirement by the Company that the Executive be absent from the Executive's office on business travel or otherwise during any calendar year which is in excess of twenty percent (20%) of the average number of days which the Executive was required to be absent for the prior two (2) calendar years; provided, that the Executive may be required to be absent for at least thirty (30) days in any given calendar year.

        "Gross-Up Payment" has the meaning given to such term in Section 3.6(a) hereof.

        "Incompetent" means if the Executive shall be adjudicated legally incompetent by a court of competent jurisdiction.

        "Notice of Termination" means a written notice which shall: (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of the Executive's employment under the provision so indicated; and (iii) specify the date of termination in accordance with this Agreement (other than for a termination for Cause).

        "Overpayments" has the meaning given to such term in Section 3.6(c) hereof.

        "Person" means an individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

        "Plans" has the meaning given to such term in Section 2.4(h) hereof.

        "Release" has the meaning given to such term in Section 3.5 hereof.

        "Restrictive Covenants" has the meaning given to such term in Section 3.5 hereof.

        "Salary" has the meaning given to such term in Section 2.4(a) hereof.

        "Section 409A Tax" has the meaning given to such term in Section 3.7 hereof.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Selective" has the meaning given to such term in the preamble hereto.

        "Selective Board" means the Board of Directors of Selective.

        "Term" has the meaning given to such term in Section 2.2 hereof.

        "Termination Date" means (i) if the Executive dies or becomes incompetent immediately upon Executive's death or incompetence; (ii) if the Executive's employment is to be terminated by the Company for Disability, thirty (30) days after a Notice of Termination is given; provided that the Executive shall not have returned to the performance of the Executive's duties on a  full-time basis during such thirty (30) day period; (iii) if the Executive's employment is to be terminated by the Company for Cause, the date immediately following the day the Executive (together with his counsel) has had an opportunity to be heard before the Board after a Notice of Termination is given; and (iv) if the Executive's employment is to be terminated by either the Company or the Executive for any other reason, the date on which a Notice of Termination is given.

        "Total Payments" has the meaning given to such term in Section 3.6(a) hereof.

        "Triggering Event" has the meaning given to such term in Section 3.4(d) hereof.

        "Underpayments" has the meaning given to such term in Section 3.6(c) hereof.

        "Voting Securities" means, with respect to a specified Person, any security of such Person that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of such Person would have a right to vote.

        1.2.   Terms Generally.  Unless the context of this Agreement requires otherwise, words importing the singular number shall include the plural and vice versa, and any pronoun shall include the corresponding masculine, feminine and neuter forms.

        1.3.   Cross-References.  Unless otherwise specified, references in this Agreement to any Paragraph or Section are references to such Paragraph or Section of this Agreement.

    SECTION 2.   Employment and Compensation.  The following terms and conditions will govern the Executive's employment with the Company throughout the Term.

        2.1.   Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions set forth herein.

        2.2.   Term.  The term of employment of the Executive under this Agreement shall commence as of the date hereof (the "Commencement Date") and, subject to Section 3.1 hereof, shall terminate on December 31, 2008 (the "Term") unless terminated by either party by written notice to the other party given at least twelve (12) months prior to the expiration of the then current Term.

        2.3.   Duties.  The Executive has been elected as Executive Vice President, Human Resources of the Company and of Selective, and he agrees to serve as such during each year of the Term that he is elected to such office and until his successor is elected and qualified.  In such capacity, the Executive shall have the responsibilities and duties customary for such office(s) and such other executive responsibilities and duties as are assigned by the Chief Executive Officer of the Company and of Selective which are consistent with the Executive's position(s).  The Executive agrees to devote his entire business time, attention and services exclusively to the business and affairs of the Company and Selective and their subsidiaries and to perform his duties with fidelity and to the best of his ability.  At all times during the performance of this Agreement, the Executive will adhere to the Code of Conduct (the "Code of Conduct") that has been or may hereafter be established by the Board and the Selective Board for the conduct of their employees or for the position or positions held by the Executive.  The Executive may not accept directorships on the board of directors (or such similar entities) of profit or nonprofit corporations without the prior written consent of the Company's Chief Executive Officer.

        2.4.   Compensation.

            (a)   Salary.  For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a fixed salary during the Term at a rate of not less than THREE HUNDRED FIFTEEN THOUSAND DOLLARS ($315,000) per year (as may be adjusted from time to time, the "Salary"), payable in installments in accordance with the Company's policy from time to time in effect for payment of salaries to executives.  The Salary shall be reviewed no less than annually by the Board and nothing contained herein shall prevent the Board from at any time increasing the Salary or other benefits herein provided to be paid or provided to the Executive or from providing additional or contingent benefits to the Executive as it deems appropriate.

            (b)   Initial Cash Bonus.  Provided Executive remains employed with the Company pursuant to the terms of this Agreement, Company shall pay Executive no later than March 15, 2006, ONE HUNDRED THOUSAND DOLLARS ($100,000).

            (c)   Initial Restricted Stock Award.  As of the Commencement Date, Executive is granted an award of 2,000 restricted shares of Selective common stock under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan ("Stock Plan") which award shall fully vest on December 31, 2008, provided Executive remains employed by the Company through such vesting date, provided however, if Executive's employment is terminated by the Company for any reason other than for Cause, or by the Executive for any reason other than Good Reason, such award shall fully and immediately vest upon the Termination Date.  Both Company and Selective represent and agree that, for purposes of such vesting, the vesting conditions set forth and agreed to in this Paragraph 2.4(c) shall constitute an irrevocable exercise of the Committee's (as such term is defined in the Stock Plan) lawful discretion under the Stock Plan.

            (d)   Initial Cash Incentive Award.  As of the Commencement Date, Executive is granted a cash incentive award under the Selective Cash Incentive Plan ("Cash Plan") the value of which shall be determined by increasing or decreasing the amount of $125,000 by the percentage increase or decrease in the book value of Selective common stock from September 30, 2005 through December 31, 2008, provided Executive remains employed by the Company through December 31, 2008.  The value of the amount determined shall be paid to Executive, in cash, no later than January 31, 2009, provided however, if Executive's employment is terminated by the Company for any reason other than for Cause, or by the Executive for any reason other than Good Reason, such award shall fully and immediately vest upon the Termination Date.  Both Company and Selective represent and agree that, for purposes of such vesting, the vesting conditions set forth and agreed to in this Paragraph 2.4(d) shall constitute an irrevocable exercise of the Committee's (as such term is defined in the Stock Plan) lawful discretion under the Stock Plan..

            (e)   Subsequent Awards under the Stock Plan and Cash Plan and Vesting of Stock Plan and Cash Plan Awards.  Executive shall be eligible for subsequent awards under the Selective Stock Plan and the Selective Cash Plan.  If the Board of Directors issues any long-term incentive Stock Plan or Cash Plan awards in 2006 related to 2005 performance, Executive shall be eligible for such awards on a pro-rated basis from the Commencement Date to December 31, 2005.  Provided Executive remains employed by the Company for the Term, Executive shall fully vest in all awards under the Stock Plan and Cash Plan on December 31, 2008, but such awards shall remain subject to any associated Performance Goals and shall not be paid until the end of the associated Performance Periods.

            (f)   Vacation.  Executive shall be entitled to an annual allocation of twenty-seven (27) paid time off ("PTO") days, with the 2005 PTO day allocation being prorated to reflect Executive's date of hire.

            (g)   Relocation Reimbursement.  Executive shall be eligible for reimbursement of relocation expenses to the Branchville, New Jersey area in accordance with the standard Company relocation reimbursement policy.

            (h)   Other Benefits.  During the Term, the Company shall permit the Executive to participate in, or receive benefits under, the Selective Insurance Retirement Savings Plan, Selective Insurance Retirement Income Plan, group medical, dental, vision, disability, accident, and life insurance coverages, flexible spending accounts, deferred compensation plan, stock purchase plan and any other plan, program, policy or arrangement of the Company not expressly referenced herein intended to benefit the employees of the Company generally, if any, in accordance with the respective provisions thereof, from time to time in effect, as such participation or benefits are generally available to other Company officers of comparable rank to Executive (collectively, the "Plans").  The termination of Executive's employment at the completion of the Term, however, shall not constitute an event of termination or retirement under any plan, program, policy or arrangement of the Company or Selective intended to benefit employees.

            (i)   Other Reimbursements.  During the Term, the Executive shall be entitled to reimbursement for ordinary and necessary travel and entertainment expenses in accordance with the Company's policies on such matters as from time to time in effect.

            (j)   Perquisites.  During the Term, the Company shall provide the Executive with suitable offices, secretarial and other services, and other perquisites to which other executives of the Company generally are (or become) entitled, to the extent as are suitable to the character of the Executive's position with the Company, subject to such specific limits on such perquisites as may from time to time be imposed by the Board or the Selective Board.

    SECTION 3.   Termination and Severance.

        3.1.   Termination.  The Executive's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Term, except that the employment of the Executive hereunder shall earlier terminate upon the occurrence of any of the following:

(a)   Death or Incompetence.  Upon the Executive's death or, if the Executive shall become Incompetent.

(b)   Disability.  At the option of the Company, upon the Disability of the Executive.

(c)   For Cause.  At the option of the Company, for Cause.

(d)   Resignation.  At any time at the option of the Executive, by resignation (other than a resignation for Good Reason).

(e)   Without Cause.  At any time at the option of the Company, without Cause; provided, that a termination of the Executive's employment hereunder by the Company based on death, Disability or if the Executive shall become Incompetent shall not be deemed to be a termination without Cause.

(f)   For Good Reason.  At the option of the Executive at any time within two (2) years following the occurrence of a Change in Control, for Good Reason.

        3.2.   Procedure For Termination.  Any termination of the Executive's employment by the Company or by the Executive prior to the expiration of the Term (an "Early Termination") shall be communicated by delivery of a Notice of Termination to the other party hereto given in accordance with Section 5.13 hereof.  Any Early Termination shall become effective as of the applicable Termination Date.

        3.3.   Rights and Remedies on Termination.  The Executive will be entitled to receive the payments and benefits as specified below in the event there shall occur an Early Termination.

            (a)   Accrued Salary.  If the Executive's employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive his accrued and unpaid Salary and accrued and unused PTO days through the Termination Date.

            (b)   Severance Payments.

                (i)   If the Executive's employment is terminated pursuant to Paragraphs (a) or (b) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to one hundred fifty percent (150%) of Executive's Salary in effect as of the Termination Date, provided that any such severance payment shall be reduced by the amount of payments the Executive receives under any disability insurance policy with respect to which the premiums were paid by the Company.

                (ii)   If the Executive's employment is terminated pursuant to Paragraph (e) in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the sum of (1) the balance of Executive's Salary for the remainder of the Term, plus (2) an amount equal to one hundred fifty percent (150%) of Executive's Salary in effect as of the Termination Date, such payment to be made within five (5) business days following the date the Executive executes and delivers a Release pursuant to Section 3.5 hereof and such Release becomes effective and irrevocable.

                (iii)   The severance payments required to be paid by the Company to the Executive pursuant to Paragraphs (b)(i) and (b)(ii) shall be paid in equal installments in accordance with the Company's policy from time to time in effect for payment of salary to executives over the twelve (12) month period following the Termination Date; provided, however, that to the extent not already paid in full, the total remaining unpaid amount of such severance payment shall be paid in full on or (at the election of the Company) at any time prior to March 15 of the calendar year following the calendar year in which the Termination Event occurred.

            (c)   Severance Benefits.

                (i)   If the Executive's employment is terminated pursuant to any of the Paragraphs set forth in Section 3.1 hereof, then the Executive (or his legal representative, as applicable) shall be entitled to receive the vested benefits which the Executive has accrued or earned or which have become payable under the Plans as of the Termination Date, but which have not yet been paid to the Executive.  Payment of any such benefits shall be made in accordance with the terms of such Plans.

                (ii)   If the Executive's employment is terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof, then the Company shall maintain in full force and effect for the continued benefit of the Executive and his dependents for a period terminating on the earlier of (A) twenty-four (24) months following the applicable Termination Date (any such period being referred to as the applicable "Extended Benefit Period"), or (B) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit plans in which the Executive was entitled to participate immediately prior to the Termination Date; provided that the Executive's continued participation is not barred under the general terms and provisions of such Plans.  In the event that the Executive's participation in any such Plan is barred by its terms, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of the Executive and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Paragraph (c)(ii).  If, at the end of the applicable Extended Benefit Period, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange, at its sole cost and expense, to enable the Executive to convert his and his dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions upon termination of employment.

        3.4.   Severance Payment and Benefits on Termination After Change in Control.  The Executive will be entitled to receive the severance payments and benefits specified below in the event there shall occur a termination of the Executive's employment pursuant to Paragraph (e) or (f) in Section 3.1 hereof during the Term within two (2) years following the occurrence of a Change in Control.

            (a)   Severance Payments.  The Executive shall be entitled to receive a severance payment from the Company in an aggregate amount equal to the product of (i) 2.99 and (ii) the greater of (A) the sum of (I) the Executive's Salary in effect as of the Termination Date plus (II) the Executive's target "annual cash incentive pay" in effect as of the Termination Date (including any such amount of compensation which is deferred pursuant to the Selective Insurance Deferred Compensation Plan) and (B) the sum of (I) the Executive's average Salary for the three calendar years prior to the calendar year in which the Termination Date occurs (or such lesser time if employed by the Company for less than three years at such time) plus (II) the Executive's average "annual cash incentive pay" for the three calendar years prior to the calendar year in which the Termination Date occurs (including any such amount of compensation which is deferred pursuant to the Selective Insurance Deferred Compensation Plan) (or such lesser time if employed by the Company), such payment to be paid within five (5) business days following the date the Executive executes and delivers a Release pursuant to Section 3.5 hereof and such Release becomes effective and irrevocable.  The severance payment required to be paid by the Company to the Executive pursuant to this Paragraph (a) shall be in lieu of, and not in addition to, any other severance payments required to be paid by the Company to the Executive.  For the purposes of this Paragraph (b) "annual cash incentive pay" shall not include the value of any cash units.

            (b)   Severance Benefits.  The Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for a period terminating on the earlier of:  (i) three (3) years after the Termination Date or (ii) the commencement date of equivalent benefits from a new employer, all insured and self insured employee welfare benefit plans in which the Executive was entitled to participate immediately prior to the Termination Date; provided that the Executive's continued participation is not barred under the general terms and provisions of such Plans.  In the event that the Executive's participation in any such Plan is barred by its terms, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of the Executive and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which the Executive otherwise would have been entitled to receive under such Plans pursuant to this Paragraph (b).  If, at the end of three (3) years after the Termination Date, the Executive has not previously received or is not receiving equivalent benefits from a new employer, or is not otherwise receiving such benefits, the Company shall arrange, at its sole cost and expense, to enable the Executive to convert his and his dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions upon termination of employment.  The severance benefits required to be provided by the Company to the Executive pursuant to this Paragraph (b) shall be in lieu of, and not in addition to, any severance benefits required to be provided to the Executive pursuant to Section 3.3(c)(ii) hereof.

            (c)   Rights Under Plans.  The Executive shall be entitled to the benefits of any stock options, stock appreciation rights, restricted stock grants, stock bonuses or other similar benefits theretofore granted by the Company to the Executive under any Plan, whether or not provided for in any agreement with the Company; provided, however, that except to the extent requiring approval of Selective's stockholders, (i) all unvested stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives and similar benefits shall be deemed to be vested in full, immediately exercisable and free of restrictions on transfer on the Termination Date, notwithstanding any provision to the contrary or any provision requiring any act or acts by the Executive in any agreement with the Company or Selective or any Plan; (ii) to the extent that any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall require by its terms the exercise thereof by the Executive, the last date to exercise the same shall, notwithstanding any provision to the contrary in any agreement or any Plan, be the later to occur of (A) the last date provided for such exercise in any agreement or Plan evidencing any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits or (B) the close of business on the date which shall be one hundred twenty (120) days after the Termination Date; and (iii) if the vesting or exercise pursuant hereto of any such stock options, stock appreciation rights, restricted stock grants, stock bonuses, long-term incentives or similar benefits shall have the effect of subjecting the Executive to liability under Section 16(b) of the Securities Exchange Act or any similar provision of law, the vesting date thereof shall be deemed to be the first day after the Termination Date on which such vesting may occur without subjecting the Executive to such liability.  Both Company and Selective represent and agree that, for purposes of the vesting of any and all benefits set forth in this Paragraph 3.4(c), the vesting conditions set forth and agreed to in this Paragraph 3.4(c) shall constitute an irrevocable exercise of the Committee's (as such term is defined in the Stock Plan and the Cash Plan) lawful discretion under both the Stock Plan and the Cash Plan.

            (d)   Escrow of Benefits.  At any time after the occurrence of a Change in Control, the Company shall, upon the written request of the Executive, promptly deliver to a bank or other institution acceptable to the Executive, as escrow agent (the "Escrow Agent"), an amount of cash or certificates of deposit, treasury bills or irrevocable letters of credit adequate to fully fund the payment obligations of the Company under this Section 3.4.  The escrow agreement or arrangement between the Company and the Escrow Agent shall provide that amounts payable to the Executive under this Section 3.4 shall be paid by the Escrow Agent to the Executive five (5) days after written demand therefor by the Executive to the Escrow Agent, with a copy to the Company, certifying that such amounts are due and payable under this Section 3.4 because the Executive's employment has been terminated pursuant to Paragraph (e) or (f) in Section 3.1 hereof at a time which is within two (2) years following the occurrence of a Change in Control (a "Triggering Event").  Such escrow agreement or arrangements shall also provide that if the Company shall, prior to payment by the Escrow Agent, object in writing to the Escrow Agent, with a copy to the Executive, as to the payment of any amounts demanded by the Executive under this Section 3.4, certifying that such amounts are not due and payable to the Executive because a Triggering Event has not occurred, such dispute shall be resolved by binding arbitration as set forth in Section 5.8 hereof.

        3.5.   Conditions to Severance Payments and Rights.  The Executive's right to receive the severance payments and rights pursuant to Sections 3.3 and 3.4 hereof, is expressly conditioned upon (a) receipt by the Company of a written release (a "Release") executed by the Executive in the form of Exhibit A hereto, and the expiration of the revocation period described therein without such Release having been revoked, and (b) the compliance by the Executive with the covenants, terms or provisions of Sections 4.1 and 4.2 hereof (the "Restrictive Covenants").  If the Executive shall fail to deliver a Release in accordance with the terms of this Section 3.5 or shall breach any of the Restrictive Covenants, the Company's obligation to make the severance payments and to provide the severance benefits and Executive's right to receive such payments and benefits pursuant to Sections 3.3 and 3.4 hereof shall immediately and irrevocably terminate.

        3.6.   Tax Effect of Payments.

            (a)   Gross-Up Payment.  In the event that it is determined that any payment or distribution of any type to or for the Executive's benefit made by the Company, by any of its affiliates, by any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment, including any Excise Tax, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Total Payments.

            (b)   Determination by Accountant.  All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code) that are required to be made under this Section, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section (collectively, the "Determination"), shall be made by an independent accounting firm acceptable to each of the parties hereto, or, if no firm is acceptable to both parties hereto, each of the Executive and the Company shall select an accounting firm acceptable to it, and such accounting firms shall together designate an independent accounting firm, provided, however, that any accounting firm so designated shall not have been previously retained by either party for a period of a least two (2) years prior  to the applicable Termination Date.  Any independent accounting firm selected by the Executive and the Company or designated pursuant to this Paragraph (b) shall be referred to herein as the "Accounting Firm".  If a Gross-Up Payment is determined to be payable, it shall be paid by the Company to the Executive within five (5) days after such Determination is delivered to the Company.  Any Determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error.  All of the costs and expenses of the Accounting Firm shall be borne by the Company.

            (c)   Underpayments and Overpayments.  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayments") or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments").  In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the Executive's benefit.  In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Executive shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Executive has retained or has received as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section, which is to make the Executive whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive's repaying to the Company an amount which is less than the Overpayment.

        3.7   Section 409A Tax.  Anything in this Agreement to the contrary notwithstanding, the Company shall not be required to make, and the Executive shall not be required to receive, any severance or other payment under Section 3.3 or Section 3.4 hereof if the making of such payment or the receipt thereof shall result in a tax to the Executive arising under Section 409A of the Code (a "Section 409A Tax").  In the event the Company cannot make a payment under Section 3.3 or Section 3.4 hereof, or if the Executive cannot receive any such payment, in accordance with the terms of such Sections, without the Executive incurring a Section 409A Tax, then the Company and the Executive shall work together in good faith to agree on an alternate payment schedule acceptable to both parties such that the Executive does not incur a Section 409A Tax or the Executive incurs the least amount of Section 409A Tax as is possible under the circumstances.

    SECTION 4.   Restrictive Covenants.

        4.1.   Confidentiality.  The Executive agrees that he will not, either during the Term or at any time after the expiration or termination of the Term, disclose to any other Person any confidential or proprietary information of the Company, Selective or their subsidiaries, except for (a) disclosures to directors, officers, key employees, independent accountants and counsel of the Company, Selective and their subsidiaries as may be necessary or appropriate in the performance of the Executive's duties hereunder; (b) disclosures which do not have a material adverse effect on the business or operations of the Company, Selective and their subsidiaries, taken as a whole; (c) disclosures which the Executive is legally required to make; and (d) disclosures of any such confidential or proprietary information that is, at the time of such disclosure, generally known to and available for use by the public otherwise than by the Executive's wrongful act or omission.  The Executive agrees not to take with him upon leaving the employ of the Company any document or paper relating to any confidential information or trade secret of the Company, Selective or their subsidiaries.

        4.2.   Non-Solicitation of Employees.  The Executive agrees that he will not, either during the Term and for a period of two (2) years after the expiration or termination of the Term, directly or indirectly, solicit or induce or attempt to solicit or induce or cause any of the employees of the Company or the Company's parent or subsidiaries to leave the employ of the Company, parent or of such subsidiaries.

    SECTION 5.   Miscellaneous Provisions.

        5.1.   No Mitigation.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by the Executive from employment or otherwise shall in any way reduce or offset any payments due to the Executive hereunder.

        5.2.   Governing Law.  The provisions of this Agreement will be construed and interpreted under the laws of the State of New Jersey, without regard to principles of conflicts of law.

        5.3.   Injunctive Relief and Additional Remedy.  The Executive acknowledges that the injury that would be suffered by Selective, the Company and their subsidiaries as a result of a breach of the provisions of Sections 4.1 and 4.2 hereof would be irreparable and that an award of monetary damages to the Company or Selective for such a breach would be an inadequate remedy. Consequently, the Company, Selective and their subsidiaries will have the right, in addition to any other rights they may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

        5.4.   Representations and Warranties by Executive.  The Executive represents and warrants to the Company and Selective that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both:  (a) violate any judgment, writ, injunction, or order of any court, arbitrator or governmental agency applicable to the Executive or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

        5.5.   Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

        5.6.   Assignment.  No right or benefit under this Agreement shall be assigned, transferred, pledged or encumbered (a) by the Executive except by a beneficiary designation made by will or the laws of descent and distribution or (b) by Selective or the Company except that each of Selective and the Company may assign this Agreement and all of its rights hereunder to any Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets; provided that such Person shall, by agreement in form and substance satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent that Selective or the Company (as the case may be) would be required to perform it if no such merger, consolidation or sale had taken place.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Selective and the Company and each of their successors and assigns, and the Executive, his heirs, legal representatives and any beneficiary or beneficiaries designated hereunder.

        5.7.   Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto; provided, that no such amendment that adversely affects the obligations of the Company or Selective under this Agreement shall be made without the prior written consent of Selective.

        5.8.   Arbitration.  Any dispute which may arise between the Executive and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration by three (3) arbitrators in Newark, New Jersey, under the expedited rules of the American Arbitration Association then obtaining.  One such arbitrator shall be selected by each of the Company and the Executive, and the two arbitrators so selected shall select the third arbitrator.  Selection of all three arbitrators shall be made within thirty (30) days after the date the dispute arose.  The written decision of the arbitrators shall be rendered within ninety (90) days after selection of the third arbitrator.  The decision of the arbitrators shall be final and binding on the Company and the Executive and may be entered by either party in any court having jurisdiction.

        5.9.   Legal Costs.  In the event the Executive initiates any legal action to enforce any provision of this Agreement, the Company shall reimburse any reasonable attorney's fees and costs incurred by the Executive in connection with such action following the final adjudication of such action and provided Executive is the prevailing party.  The Company shall reimburse any such fees and costs promptly following its receipt of written requests therefore.  The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code.

        5.10.   Severability.  In the case that any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

        5.11.   Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement may be executed via facsimile.

        5.12.   Headings; Interpretation.  The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.  It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

        5.13.   Notices.

            (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

                If to the Company or Selective, to:

40 Wantage Avenue Branchville, New Jersey 07890 Attn: General Counsel Fax: (973) 948-0282

                If to the Executive, to:

Mr. Victor N. Daley Two Sussex Court Farmington, Connecticut 06032 Fax: [ ]

            (b)   All notices and other communications required or permitted under this Agreement which are addressed as provided in Paragraph (a) of this Section 5.13, (i) if delivered personally against proper receipt shall be effective upon delivery, (ii) if sent by facsimile transmission shall be effective upon dispatch, and (iii) if sent (A) by certified or registered mail with postage prepaid or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt.  The parties hereto may from time to time change their respective addresses and/or facsimile numbers for the purpose of notices to that party by a similar notice specifying a new address and/or facsimile number, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 5.13.

        5.14.   Withholding.  All amounts payable by the Company to the Executive hereunder (including, but not limited to, the Salary or any amounts payable pursuant to Sections 3.3 and/or 3.4 hereof) shall be reduced prior to the delivery of such payment to the Executive by an amount sufficient to satisfy (a) any applicable federal, state, local, or other withholding tax requirements and (b) any other deductions authorized by Executive.

        5.15.   Parent Guaranty.  In consideration of the covenants of the Executive hereinabove set forth, Selective hereby guarantees to the Executive the full performance by the Company of all of its obligations under this Agreement.

IN WITNESS WHEREOF, the Company, Selective and Executive have executed this Agreement as of the Commencement Date.

        SELECTIVE INSURANCE COMPANY

                        OF AMERICA

                        By:  /s/ Gregory E. Murphy

                        Gregory E. Murphy

                        Its Chairman, President & CEO

                        EXECUTIVE:

                         /s/ Victor N. Daley

                        Victor N. Daley

                        SELECTIVE INSURANCE GROUP, INC.

                        By:  /s/ Gregory E. Murphy

                        Gregory E. Murphy

                        Its Chairman, President & CEO

EXHIBIT A

FORM OF RELEASE

Reference is hereby made to the Employment Agreement, dated as of September 26, 2005 (the "Employment Agreement"), by and between Victor N. Daley (the "Executive"), Selective Insurance Company of America, a New Jersey corporation (the "Company") and Selective Insurance Group, Inc. ("Selective").  Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.

Pursuant to the terms of the Employment Agreement and in consideration of the payments to be made to the Executive by the Company or by Selective, which Executive acknowledges are in excess of what Executive would otherwise be entitled to receive, the Executive hereby releases and forever discharges and holds the Company, Selective and their subsidiaries (collectively, the "Company Parties" and each a "Company Party"), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, benefit plans, their trustees, administrators, agents, attorneys and fiduciaries, successors and assigns and insurers of each Company Party, and any legal and personal representatives of each of the foregoing, harmless from all claims or suits, of any nature whatsoever (whether known or unknown), past, present or future, including those arising under law, being directly or indirectly related to the Executive's employment by or the termination of such employment by any Company Party, including, without limiting the foregoing, any claims for notice, pay in lieu of notice, wrongful dismissal, benefits, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay or the Executive's service as an officer or director to any Company Party through the date hereof.  The Executive also hereby agrees not to file a lawsuit asserting any such claims.  This release (this "Release") includes, but is not limited to, claims growing out of any legal restriction on any Company Party's right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of New Jersey against discrimination, or any other federal or state statutes prohibiting discrimination on the basis of age, sex, race, color, handicap, religion, national origin, and sexual orientation, or any other federal, state or local employment law, regulation or other requirement) which arose before the date this Release is signed, excepting only claims in the nature of workers' compensation, claims for vested benefits, and claims to enforce this agreement.  The Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with counsel before executing it, that he may take up to [twenty-one (21)] [forty-five (45)] days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of revocation to the Company at its offices within seven (7) days after executing it.  If Executive executes this Release and does not subsequently revoke the release within seven (7) days after executing it, then this Release shall take effect as a legally binding agreement between Executive and the Company.

If Executive does not deliver to the Company an original signed copy of this Release by[ __________], or if Executive signs and revokes this Release within seven (7) days as set forth above, the Company will assume that Executive rejects the Release and Executive will not be entitled nor receive the payments referred to herein.

The Executive acknowledges that there is a risk that after signing this Release he may discover losses or claims that are released under this Release, but that are presently unknown to him.  The Executive assumes this risk and understands that this Release shall apply to any such losses and claims.

The Executive understands that this Release includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released herein.  The Executive acknowledges that by accepting the benefits and payments set forth in the Employment Agreement, he assumes and waives the risks that the facts and the law may be other than as he believes.

Notwithstanding the foregoing, this Release does not release, and the Executive continues to be entitled to, (i) any rights to exculpation or indemnification that the Executive has under contract or law with respect to his service as an officer or director of any Company Party and (ii) receive the payments to be made to him by the Company pursuant to Section(s) 3.3 and/or 3.4, as applicable, of the Employment Agreement, subject to the conditions set forth in Section 3.5 of the Employment Agreement.

This Release constitutes the release referenced in Section 3.5 of the Employment Agreement.

The undersigned Executive, having had the time to reflect, freely accepts and agrees to the above Release.  The Executive acknowledges that the Company and Selective have cautioned Executive to seek the advice of legal counsel before entering into this Release and that Executive has had an adequate opportunity to so. The Executive acknowledges and agrees that no Company representative has made any representation to or agreement with the Executive relating to this Release which is not contained in the express terms of this Release.  The Executive acknowledges and agrees that the execution and delivery of this Release is based upon the Executive's independent review of this Release, together with such review and advice obtained by Executive from his legal counsel and the Executive hereby expressly waives any and all claims or defenses by the Executive against the enforcement of this Release which are based upon allegations or representations, projections, estimates, understandings or agreements by the Company, Selective or any of their representatives or any assumptions by the Executive that are not contained in the express terms of this Release.

                        Victor N. Daley

                        Date: